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                                                                     EXHIBIT 2.3

                                VOTING AGREEMENT

         This Voting Agreement ("Voting Agreement") is dated as of April 10, 1997, and is being delivered in connection with the Agreement and Plan of Reorganization and Merger by and among REMEC, Inc., a California corporation ("REMEC"), C&S Acquisition Corporation, a California corporation ("Merger Sub"), and C&S Hybrid, Inc., a California corporation (the "Company") dated as of April 10, 1997 (the "Agreement"). Capitalized terms used herein without definition shall have the meanings given to them in the Agreement.

         To induce Parent and Merger Sub to enter into the Agreement, the undersigned hereby agrees:

         (i) to vote each of the shares of capital stock of the Company owned beneficially or of record or controlled by the undersigned (3,000,000 shares of Common Stock and 400,000 shares of Preferred Stock as of the date of the Agreement), whether voting at a shareholders meeting or by written consent, for approval of the Merger, the Agreement of Merger and the Agreement and any related corporate actions and against any corporate actions which would violate or frustrate the purpose of, or prevent or delay the consummation of the Merger;

         (ii) not to transfer, sell, offer, pledge or otherwise dispose of or reduce the undersigned's right relative to or to encumber any of its shares of the Company's equity securities or any shares it may hereafter acquire whether by purchase, conversion or existing shares or otherwise until the earlier of the Effective Time or the termination of Agreement;

         (iii) that it will execute such additional certificates, consents and other agreements as may reasonably be necessary to permit the consummation of the transactions contemplated by the Agreement;

         (iv) this Voting Agreement is for the benefit of Parent and Merger Sub, and may be enforced by any person benefitted hereby;

         (v) this Voting Agreement shall become effective upon the approval of the Agreement by the Board of Directors of REMEC, and shall terminate on the earlier of (a) July 31, 1997 or (b) termination of the Agreement,

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         unless the failure by the Company or the undersigned to fulfill any obligation of such party under the Agreement has been a principal cause of or resulted in, in the case of (a), the failure of the Merger to occur on before July 31, 1997 or, in the case of (b), the termination of the Agreement; and

         (vi) this Voting Agreement may be enforced by specific performance. If the undersigned fails to comply with the provisions of this Voting Agreement, the undersigned will pay the legal fees and expenses incurred by Parent and Merger Sub in enforcing this Voting Agreement.


         IN WITNESS WHEREOF, the undersigned has signed this Voting Agreement on this 10th day of April, 1997.



                                             ______________________________
                                             Tao Chow



                            ACKNOWLEDGMENT OF SPOUSE

         ________________, Tao Chow's spouse, hereby indicates her consent to be bound by the terms herein as to her interests, whether as community property or otherwise, if any, in the shares of the capital stock of the Company.


                                             ______________________________